Exhibit 2.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is dated the 31st day of January, 2011 (the “Effective Date”).

AMONG:

NORTH TEXAS ENERGY, INC.
a company incorporated under the laws of the state of Nevada, with an executive office at 5057 Keller Springs Road, Suite 300, Addison, TX 75001

(the “Buyer”)

AND:

REMINGTON OIL AND GAS, INC.
a company incorporated under the laws of the state of Nevada, with an executive at 3010 LBJ Freeway, Suite 730, Dallas, Texas 75234.

(the “Seller”)

WHEREAS the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the assets of Seller (as listed below), as contemplated by and on the terms set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	PURCHASE AND SALE

1.1	Subject to the terms of this Agreement, the Buyer agrees to purchase all of the Seller’s assets, as set forth in the attached Schedule 1.

1.2
At the Closing (as defined below), as consideration for the purchase of Seller’s assets, and business the Buyer shall issue and deliver to the Seller 831,000 common stock shares fully paid and non-assessable of North Texas Energy Inc. in exchange for 831,000 common stock shares of Remington Oil and Gas, Inc. Buyer shall assume seller’s Accrued Lease Obligation for the herein described oil and gas leases and take title to seller’s wellhead equipment.

Exhibit 2.2
2.           CLOSING

2.1	The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable after this Agreement is executed on January 31, 2011

3.	REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Seller:

(a)
Organization; Power. The Seller is a corporation incorporated and legally existing under the laws of the state of Nevada, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)
Authorization. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement to which the Seller is a party have been duly and validly authorized by all necessary corporate action of the Seller. This Agreement and all other agreements contemplated by this Agreement, when executed and delivered by the parties thereto, shall constitute legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies..

(c)	No Adverse Consequences. The execution, delivery and performance of this Agreement by the Seller will not:

(i)	result in the creation or imposition of any lien, security interest, charge or encumbrance on the seller’s assets;

(ii)	violate or conflict with, or result in a breach of, any provision of the Seller’s Articles of Incorporation or Bylaws;

(iii)	violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to the Seller, or

(iv)
conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to the Seller under, or constitute a default under (whether by virtue of the application of a “change of control” provision or otherwise) any agreement, instrument, license or permit to which either the Seller is a party or by which the Seller is bound.

Exhibit 2.2

(d)	No Undisclosed Liabilities. The assets transferred herein are not subject to any material liability or obligation.

(e)
Compliance with Laws. The Seller is in material compliance with all laws, statutes, ordinances, regulations, orders, judgments or decrees applicable to it, the enforcement of which, if the Seller were not in compliance therewith, would have a material adverse effect on the business and operations of the Seller. The Seller has not received any notice of any asserted present or past failure by the Seller to comply with such laws, statutes, ordinances, regulations, orders, judgments or decrees.

(f)
Environmental, Health and Safety Matters. The Seller has obtained, has complied with, and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to applicable environmental, health and safety legislation for its assets and operations. The Seller has not received any written or oral notice, report or other information regarding any actual or alleged material violation of any applicable environmental, health and safety legislation, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to its assets arising under applicable environmental, health and safety legislation.

(g)
Permits and Licenses. The Seller holds, and at all times has held, all permits necessary to operate its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all government bodies, agencies and other authorities, except when the failure to hold any permit would not have a material adverse effect on the business. The Seller is in material compliance with all the terms of each permit, and there are no claims of material violation by the Seller of any permit. All applicable government entities and agencies that have issued any permits have consented or, prior to the Closing, shall have consented (when such consent is necessary) to the transfer of its assets without requiring any modification of the Seller’s rights or obligations under such permits.

(h)
Accuracy of Representations and Warranties. None of the representations and warranties of the Seller contain any untrue statement of material fact or omit any material fact necessary to the statements contained in this Agreement   misleading.

3.2           Representations and Warranties of the Buyer:

Exhibit 2.2

(a)
Organization; Power. The Buyer is a corporation incorporated and legally existing under the laws of the state of Nevada, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)
Authorization. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement to which the Buyer is a party have been duly and validly authorized by all necessary corporate action of the Buyer. This Agreement and all other agreements contemplated by this Agreement, when executed and delivered by the parties thereto, shall constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.

(c)	No Conflict with Other Instruments or Agreements. The execution, delivery and performance of this Agreement by the Buyer shall not:

(i)	violate or conflict with, or result in a breach of, any provision of the Buyer’s Articles of Incorporation or Bylaws;

(ii)	violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to the Buyer; or

(iii)
conflict with, constitute grounds for termination or acceleration of, result in a breach of the terms, conditions, or provisions of, result in the loss of any benefit to the Buyer under, or constitute a default under (whether by virtue of the application of a “change of control” provision or otherwise) any agreement, instrument, license or permit to which either the Buyer is a party or by which the Buyer is bound.

(d)
Governmental Authorities. The Buyer is not required to submit any notice, report, or other filing with any government or regulatory authority in connection with the Buyer’s execution, delivery and performance of this Agreement, and no consent, approval, or authorization of any government or regulatory authority is required to be obtained by the Buyer in connection with the Buyer’s execution, delivery and performance of this Agreement.

(e)
Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Buyer’s knowledge, threatened against the Buyer or its properties, assets, operations or businesses, at law or in equity, and the Buyer is not subject to any arbitration proceedings or, to the Buyer’s knowledge, any governmental investigations or inquiries other then what is disclosed in Schedule 1 of this Agreement.

Exhibit 2.2

(f)
Accuracy of Representations and Warranties.  None of the representations or warranties of the Buyer contain any untrue statement of material fact or omit any material fact necessary to make the statements contained in this Agreement misleading.

7.           TERMINATION

7.1	This Agreement may only be terminated in writing with the mutual consent of the parties hereto.

IN WITNESS WHEREOF this Agreement has been executed by the parties, and is effective as of the date of the last signature appearing below.

NORTH TEXAS ENERGY, INC.

Per:

/s/ Kevin Jones	February 25, 2011
Kevin Jones, CEO/Director	Date

REMINGTON OIL AND GAS, INC.

Per:

/s/ Rodney Williams	February 25, 2011
Rodney Williams, CEO	Date

Exhibit 2.2
SCHEDULE 1

LIST OF ASSETS

New Diana Field in Upshur Field Texas and the Pettete Field, Columbia County, Arkansas.

New Diana Field
Upshur County, TX

•	4 leases and 7 wells
•	62,000 bbls in reserve
•	The Haynesville Shale runs beneath the field acreage

o	Don Looney (4), RRC #03531, situated in toe J, SCOTT SURVEY A-440

o	Boae Mooe (1), RRC #03487, situated in tha E. MARTIN SURVEY A-323

o	Rodgera^Hill (1), RRC #03477, situated in the W. A. MCKEE SURVEY A-329

o	L. R. Smith (1), RRC #03422, situated in the W. A. MCKEE SURVEY A-329

New Diana Field

Don Looney Lease:	200 acres, 4 wells

Bozi-Moore Lease:	40 acres, 1 well

L R Smith Lease:	40 acres, 1 well

Rogers Hill Lease:	40 acres, 1 well

Recoverable Reserves	62,000